Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) -- March 16, 2006 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 14.5 cents per share. This first-quarter dividend, which is payable April 28, 2006, to shareholders of record as of April 7, 2006, represents an increase of 16.0% or 2.0 cents per share over the first-quarter dividend declared in 2005 of 12.5 cents per share.

"With this increase of 0.5 cents per share over last year's fourth-quarter dividend of 14.0 cents per share, the Company has now raised its dividend for 42 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "This translates into an annual dividend of 58.0 cents per share, and based on today's closing price of $17.60 per share, our dividend yield is 3.30%.

"It is now more than one year since we finalized the acquisition of FNB Bankshares of Bar Harbor, Maine," President Daigneault went on. "I am very pleased that we have been able to continue the trend of increasing our dividend each quarter, post acquisition, and maintain a dividend payout ratio and dividend yield that is higher than that of many other companies. For these reasons, I continue to view First National Lincoln Corporation as an attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.